As filed with the U.S. Securities and Exchange Commission on October 21, 2016

Securities Act File No. 333-212683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

Calamos Investment Trust

(Exact Name of Registrant as Specified in Charter)

2020 Calamos Court

Naperville, Illinois 60563

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (630) 245-7200

John P. Calamos, Sr.

Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563

(Name and Address of Agent for Service)

With Copies to:

Paulita A. Pike Ropes & Gray LLP 191 North Wacker Drive, 32nd Floor Chicago, Illinois 60606	Rita Rubin Ropes & Gray LLP 191 North Wacker Drive, 32nd Floor Chicago, Illinois 60606

No filing fee is due because an indefinite number of shares has previously been registered in reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

CALAMOS INVESTMENT TRUST

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Notice of Special Meeting*

Part A - Proxy Statement/Prospectus*

Part B - Statement of Additional Information*

Part C - Other Information

Signature Page

Exhibits

*	Incorporated by reference from Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on July 26, 2016 and as revised and subsequently filed in definitive form pursuant to Rule 497 on August 26, 2016 (Form No. 333-212683) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely in order to add, as Exhibit 12 to the Registration Statement, the Opinions of Ropes & Gray LLP as to tax matters.

PART C.

OTHER INFORMATION

Item 15. Indemnification

Article VI of the Fourth Amended Agreement and Declaration of Trust of Calamos Investment Trust (the “Registrant”) (Exhibit 1, which is incorporated herein by reference) provides that the Trust shall indemnify (from the assets of the Sub-Trust or Sub-Trusts in question) each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise (hereinafter referred to as a “Covered Person”)) against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Trustee or officer, director or trustee, except with respect to any matter as to which it has been determined, in one of the manners described below, that such Covered Person (i) did not act in good faith in the reasonable belief that such Covered Person’s action was in or not opposed to the best interests of the Trust or (ii) had acted with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office (either and both of the conduct described in (i) and (ii) being referred to hereafter as “Disabling Conduct”).

A determination that a Covered Person is entitled to indemnification despite allegations of Disabling Conduct may be made by (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of Disabling Conduct, (ii) dismissal of a court action or an administrative proceeding against a Covered Person for insufficiency of evidence of Disabling Conduct, or (iii) a reasonable determination, based upon a review of the facts, that the indemnitee was not liable by reason of Disabling Conduct by (a) a vote of a majority of a quorum of Trustees who are neither “interested persons” of the Trust as defined in section 2(a)(19) of the Investment Company Act of 1940 nor parties to the proceeding, or (b) an independent legal counsel in a written opinion.

Expenses, including accountants’ and counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time in advance of the final disposition of any such action, suit or proceeding, provided that the Covered Person shall have undertaken to repay the amounts so paid to the Sub-Trust in question if it is ultimately determined that indemnification of such expenses is not authorized under this Article VI and (i) the Covered Person shall have provided security for such undertaking, (ii) the Trust shall be insured against losses arising by reason or any lawful advances, or (iii) a majority of a quorum of the disinterested Trustees who are not a party to the proceeding, or an independent legal counsel in a written opinion, shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Covered Party ultimately will be found to be entitled to indemnification.

The Registrant, its trustees and officers, its investment adviser, the other investment companies advised by the adviser and certain persons affiliated with them are insured, within the limits and subject to the limitations of the insurance, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings. The insurance expressly excludes coverage for any trustee or officer whose personal dishonesty, fraudulent breach of trust, lack of good faith, or intention to deceive or defraud has been finally adjudicated or may be established or who willfully fails to act prudently.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to trustees, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)(a)	Fourth Amended and Restated Agreement and Declaration of Trust, dated May 15, 2012 (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2013).

(1)(b)	Amendment No. 1 to Fourth Amended and Restated Agreement and Declaration of Trust, dated February 26, 2013 (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2013).

(1)(c)	Amendment No. 2 to Fourth Amended and Restated Agreement and Declaration of Trust, dated May 24, 2013 (incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(1)(d)	Amendment No. 3 to Fourth Amended and Restated Agreement and Declaration of Trust, dated July 19, 2013 (incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(1)(e)	Amendment No. 4 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 6, 2013 (incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(1)(f)	Amendment No. 5 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated February 14, 2014 (incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 90 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2014).

(1)(g)	Amendment No. 6 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 4, 2014 (incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(1)(h)	Amendment No. 7 to the Fourth Amended and Restated Agreement and Declaration of Trust, dated November 9, 2015 (incorporated by reference to Exhibit (a)(8) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(2)	Bylaws, as amended through September 22, 2015 (incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 97 to Registrant’s Registration Statement on Form N-1A, filed on November 6, 2015).

(3)	Not applicable.

(4)	Form of Agreements and Plans of Reorganization (incorporated by reference to Exhibit A to Part A of this Registration Statement on Form N-14, filed on July 26, 2016).

(5)	See Articles IV and V of Exhibit (1), above.

(6)(a)	Management Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 41 to Registrant’s Registration Statement on Form N-1A, filed on July 28, 2005).

(6)(b)	Amendment, dated August 1, 2006, to Management Agreement, dated December 13, 2004, with Calamos Advisors LLC (incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(c)	Letter Agreement with Calamos Advisors LLC, dated March 7, 2008 (incorporated by reference to Exhibit (d)(3) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(d)	Form of Notification to Calamos Asset Management, Inc. regarding Establishment of Calamos Opportunistic Value Fund (formerly known as the Calamos Mid Cap Value Fund) (incorporated by reference to Exhibit (d)(2) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A, filed on December 18, 2001).

(6)(e)	Notification to Calamos Asset Management, Inc. regarding Establishment of Calamos Focus Growth Fund, dated September 24, 2003 (Incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 74 to Registrant’s Registration Statement on Form N-1A, filed on February 25, 2011).

(6)(f)	Notification to Calamos Advisors LLC, regarding Establishment of Calamos Multi-Fund Blend, dated March 30, 2006 (incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(6)(g)	Form of Notification to Calamos Advisors LLC, regarding Fee Schedule Amendment (incorporated by reference to Exhibit (d)(6) to Post-Effective Amendment No. 47 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2006).

(6)(h)	Notification to Calamos Advisors LLC, regarding Fee Schedule Amendment (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(i)	Notification to Calamos Advisors LLC, regarding Fee Schedule Amendment (incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(6)(j)	Notification to Calamos Advisors LLC, regarding Establishment of Global Equity Fund, dated as of March 1, 2007 (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(k)	Notification to Calamos Advisors LLC, regarding Establishment of Government Money Market Fund, dated May 8, 2007 (incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 54 to Registrant’s Registration Statement on Form N-1A, filed on May 16, 2007).

(6)(l)	Notification to Calamos Advisors LLC, regarding Establishment of Total Return Bond Fund, dated June 15, 2007 (incorporated by reference to Exhibit (d)(10) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(6)(m)	Notification to Calamos Advisors LLC, regarding Establishment of 130/30 Equity Growth Fund and New World Growth Fund, dated March 7, 2008 (incorporated by reference to Exhibit (d)(11) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(n)	Notification to Calamos Advisors LLC, regarding Establishment of Discovery Growth Fund, dated March 26, 2010 (incorporated by reference to Exhibit (d)(12) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(6)(o)	Notification to Calamos Advisors LLC, regarding Establishment of Long/Short Fund (incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(6)(p)	Notification to Calamos Advisors LLC, regarding Establishment of Dividend Growth Fund and Mid Cap Growth Fund (incorporated by reference to Exhibit (d)(14) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(6)(q)	Notification to Calamos Advisors LLC, regarding Establishment of Emerging Market Equity Fund (incorporated by reference to Exhibit (d)(15) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(r)	Notification to Calamos Advisors LLC, regarding Establishment of Global Convertible Fund and Hedged Equity Income Fund (incorporated by reference to Exhibit (d)(17) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(s)	Notification to Calamos Advisors LLC, regarding Establishment of Phineus Long/Short Fund (incorporated by reference to Exhibit (d)(19) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(6)(t)	Letter Agreement with Calamos Advisors LLC, dated December 19, 2013 (incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(u)	Letter Agreement with Calamos Advisors LLC, dated March 26, 2010 (incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(6)(v)	Organizational Expenses Agreement, dated September 24, 2003, relating to Focus Growth Fund (incorporated by reference to Exhibit (d)(5) to Post-Effective Amendment No. 34 to Registrant’s Registration Statement on Form N-1A, filed on November 28, 2003).

(6)(w)	Organizational Expenses Agreement, dated December 13, 2004, relating to International Growth Fund (incorporated by reference to Exhibit (d)(8) to Post-Effective Amendment No. 41 to Registrant’s Registration Statement on Form N-1A, filed July 28, 2005).

(6)(x)	Organizational Expenses Agreement, dated March 30, 2006, relating to Multi-Fund Equity (incorporated by reference to Exhibit (d)(9) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(6)(y)	Organizational Expenses Agreement, dated as of March 1, 2007, relating to Global Equity Fund (incorporated by reference to Exhibit (d)(13) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(6)(z)	Organizational Expenses Agreement, dated May 8, 2007, relating to Government Money Market Fund (incorporated by reference to Exhibit (d)(14) to Post-Effective Amendment No. 54 to Registrant’s Registration Statement on Form N-1A, filed on May 16, 2007).

(6)(aa)	Organizational Expenses Agreement, dated June 15, 2007, relating to Total Return Bond Fund (incorporated by reference to Exhibit (d)(16) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(6)(bb)	Organizational Expenses Agreement, dated March 7, 2008, relating to 130/30 Equity Growth Fund and New World Growth Fund (incorporated by reference to Exhibit (d)(18) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(6)(cc)	Organizational Expenses Agreement, dated December 16, 2009, relating to Discovery Growth Fund (incorporated by reference to Exhibit (d)(21) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(6)(dd)	Organizational Expenses Agreement relating to Long/Short Fund (incorporated by reference to Exhibit (d)(23) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(6)(ee)	Organizational Expenses Agreement relating to Dividend Growth Fund and Mid Cap Growth Fund (incorporated by reference to Exhibit (d)(25) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(6)(ff)	Organizational Expenses Agreement, dated December 19, 2013, relating to Emerging Market Equity Fund (incorporated by reference to Exhibit (d)(28) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(6)(gg)	Organizational Expenses Agreement, dated December 18, 2014, relating to Global Convertible and Hedged Equity Income Fund (incorporated by reference to Exhibit (d)(31) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(6)(hh)	Organizational Expenses Agreement, dated December 15, 2015, relating to Phineus Long/Short Fund (incorporated by reference to Exhibit (d)(34) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(7)(a)	Ninth Amended and Restated Distribution Agreement with Calamos Financial Services LLC, dated June 21, 2013 (incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(7)(b)	Tenth Amended and Restated Distribution Agreement with Calamos Financial Services LLC, dated December 19, 2013 (incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(7)(c)	Eleventh Amended and Restated Distribution Agreement with Calamos Financial Services, LLC, dated December 18, 2014 (incorporated by reference to Exhibit (e)(3) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(7)(d)	Twelfth Amended and Restated Distribution Agreement with Calamos Financial Services, LLC, dated December 15, 2015 (incorporated by reference to Exhibit (e)(4) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(7)(e)	Selling Group Agreement, revised September 2000 (incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2001).

(8)	Not applicable.

(9)(a)	Master Custodian Agreement with State Street Bank and Trust Company, dated September 11, 2009 (incorporated by reference to Exhibit (g)(1) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(9)(b)	Notification of Additional Funds, dated December 16, 2009, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(2) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(9)(c)	Notification of Additional Funds, dated March 15, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(3) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(9)(d)	Notification of Additional Funds, dated June 21, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(4) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(9)(e)	Notification of Additional Funds, dated December 19, 2013, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(5) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(9)(f)	Notification of Additional Funds, dated December 18, 2014, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(6) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(9)(g)	Notification of Additional Funds, dated January 21, 2016, pursuant to Master Custodian Agreement, dated as of September 11, 2009 (incorporated by reference to Exhibit (g)(7) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(10)(a)	Twelfth Amended and Restated Distribution Plan, effective as of December 19, 2013 (incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(10)(b)	Thirteenth Amended and Restated Distribution Plan, effective as of December 18, 2014 (incorporated by reference to Exhibit (m)(2) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(10)(c)	Fourteenth Amended and Restated Distribution Plan, effective as of December 15, 2015 (incorporated by reference to Exhibit (m)(3) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(11)	Opinion and Consent of Ropes & Gray LLP regarding legality of issuance of shares and other matters (incorporated by reference to Exhibit 11 of this Registration Statement on Form N-14, filed on July 26, 2016).

(12)	Opinions of Ropes & Gray LLP on tax matters (filed herewith).

(13)(a)	Master Services Agreement, dated March 15, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(b)	Notification of Additional Funds, dated March 31, 2006, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(c)	Notification of Additional Funds, dated February 28, 2007, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(3) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(d)	Notification of Additional Funds, dated May 8, 2007, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(e)	Notification of Additional Funds, dated June 15, 2007 pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(f)	Notification of Additional Funds, dated March 7, 2008, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(6) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(g)	Notification of Additional Funds, dated December 16, 2009, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(7) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(13)(h)	Notification of Additional Funds, dated March 15, 2013, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(8) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(13)(i)	Notification of Additional Funds, dated June 21, 2013, pursuant to Master Services Agreement dated March 15, 2004 (incorporated by reference to Exhibit (h)(9) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(j)	Notification of Additional Funds, dated December 19, 2013, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(k)	Notification of Additional Funds, dated December 18, 2014, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(11) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(l)	Notification of Additional Funds, dated January 21, 2016, pursuant to Master Services Agreement, dated as of March 15, 2004 (incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(m)	Letter Agreement, dated March 15, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(3) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(n)	Letter Agreement, dated October 31, 2004, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(4) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(o)	Letter Agreement, dated March 31, 2006, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(5) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(p)	Letter Agreement, dated February 28, 2007, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h) (8) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(q)	Letter Agreement, dated May 8, 2007, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(10) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(r)	Letter Agreement, dated September 16, 2009, with State Street Bank and Trust Company (incorporated by reference to Exhibit (h)(12) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(s)	Transfer Agent Servicing Agreement by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Fund Services, LLC dated January 1, 2014 (incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 90 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2014).

(13)(t)	Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated herein by reference to Exhibit (h)(3) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2001).

(13)(u)	Amendment, dated March 30, 2006, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(13) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(v)	Amendment, dated as of March 1, 2007, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(13) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(w)	Amendment, dated May 8, 2007, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(18) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(x)	Amendment, dated June 15, 2007, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(19) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(y)	Amendment, dated March 7, 2008, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(z)	Amendment, dated September 16, 2009, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(aa)	Amendment, dated December 16, 2009, to Internet Access Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(26) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(13)(bb)	Amendment, dated March 15, 2013, to Internet Access Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(31) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(cc)	Amendment, dated June 21, 2013, to Internet Access Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(32) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(dd)	Amendment, dated December 19, 2013, to Internet Access Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(35) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(ee)	Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2001).

(13)(ff)	Amendment, dated March 30, 2006, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(15) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(gg)	Amendment, dated as of March 1, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated as of September 21, 2000 (incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(hh)	Amendment, dated May 8, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(ii)	Amendment, dated June 15, 2007, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(24) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(jj)	Amendment, dated March 7, 2008, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(28) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(kk)	Amendment, dated September 16, 2009, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(30) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(ll)	Amendment, dated December 16, 2009, to Administration Servicing Agreement with Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(34) to Post-Effective Amendment No. 73 to Registrant’s Registration Statement on Form N-1A, filed on June 1, 2010).

(13)(mm)	Amendment, dated March 15, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(41) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(nn)	Amendment, dated June 21, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 11, 2000 (incorporated by reference to Exhibit (h)(42) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(oo)	Amendment, dated December 19, 2013, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(46) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(pp)	Amendment, dated December 18, 2014, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(41) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(qq)	Amendment, dated March 21, 2016, to Administration Servicing Agreement with U.S. Bancorp Fund Services, LLC, formerly known as Firstar Mutual Fund Services, LLC, dated September 21, 2000 (incorporated by reference to Exhibit (h)(43) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(rr)	Use of Name Agreement, dated August 23, 1990 (incorporated herein by reference to Exhibit 9.5 to Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A, filed on June 24, 1997).

(13)(ss)	Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(17) to Post-Effective Amendment No. 47 to Registrant’s Registration Statement on Form N-1A, filed on July 31, 2006).

(13)(tt)	Amendment, dated March 30, 2006, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(19) to Post-Effective Amendment No. 44 to Registrant’s Registration Statement on Form N-1A, filed on June 13, 2006).

(13)(uu)	Amendment, dated as of March 1, 2007, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(22) to Post-Effective Amendment No. 50 to Registrant’s Registration Statement on Form N-1A, filed on February 28, 2007).

(13)(vv)	Amendment, dated May 8, 2007, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(23) to Post-Effective Amendment No. 54 to Registrant’s Registration Statement on Form N-1A, filed on May 16, 2007).

(13)(ww)	Amendment, dated June 15, 2007, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(30) to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A, filed on June 26, 2007).

(13)(xx)	Amendment, dated March 7, 2008, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(35) to Post-Effective Amendment No. 64 to Registrant’s Registration Statement on Form N-1A, filed on June 20, 2008).

(13)(yy)	Amendment, dated September 16, 2009, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(38) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(zz)	Amendment, dated December 16, 2009, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(39) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(aaa)	Amendment, dated March 15, 2013, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(45) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(13)(bbb)	Amendment, dated June 21, 2013, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(53) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(ccc)	Amendment, dated December 19, 2013, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(65) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(ddd)	Amendment, dated December 18, 2014, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(54) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(eee)	Amendment, dated December 15, 2015, to Amended and Restated Financial Accounting Services Agreement with Calamos Advisors LLC, dated December 13, 2004 (incorporated by reference to Exhibit (h)(57) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(fff)	Addendum to Transfer Agent Servicing Agreement dated October 22, 2008 (incorporated by reference to Exhibit (h)(36) to Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2009).

(13)(ggg)	Amendment to Transfer Agent Servicing Agreement dated January 16, 2009 (incorporated by reference to Exhibit (h)(37) to Post-Effective Amendment No. 66 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2009).

(13)(hhh)	Amendment to Transfer Agent Servicing Agreement dated September 16, 2009 (incorporated by reference to Exhibit (h)(42) to Post-Effective Amendment No. 69 to Registrant’s Registration Statement on Form N-1A, filed on February 26, 2010).

(13)(iii)	Amendment to Transfer Agent Servicing Agreement dated December 18, 2014 (incorporated by reference to Exhibit (h)(58) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(jjj)	Amendment to Transfer Agent Servicing Agreement dated January 7, 2016 (incorporated by reference to Exhibit (h)(62) to Post-Effective Amendment No. 104 to Registrant’s Registration Statement on Form N-1A, filed on April 1, 2016).

(13)(kkk)	Expense Limitation Agreement, dated December 19, 2012, with Calamos Advisors LLC (incorporated by reference to Exhibit (a)(1) to Post-Effective Amendment No. 78 to Registrant’s Registration Statement on Form N-1A, filed on February 27, 2013).

(13)(lll)	Expense Limitation Agreement For Calamos Long/Short Fund with Calamos Advisors LLC, dated March 15, 2013, (incorporated by reference to Exhibit (h)(50) to Post-Effective Amendment No. 83 to Registrant’s Registration Statement on Form N-1A, filed on May 31, 2013).

(13)(mmm)	Expense Limitation Agreement For Calamos Dividend Growth Fund and Calamos Mid Cap Growth Fund with Calamos Advisors LLC, dated June 21, 2013 (incorporated by reference to Exhibit (h)(59) to Post-Effective Amendment No. 85 to Registrant’s Registration Statement on Form N-1A, filed on August 2, 2013).

(13)(nnn)	Expense Limitation Agreement, dated December 19, 2013, with Calamos Advisors LLC (incorporated by reference to Exhibit (h)(65) to Post-Effective Amendment No. 88 to Registrant’s Registration Statement on Form N-1A, filed on December 20, 2013).

(13)(ooo)	Expense Limitation Agreement, dated December 18, 2014, with Calamos Advisors LLC (incorporated by reference to Exhibit (h)(63) to Post-Effective Amendment No. 93 to Registrant’s Registration Statement on Form N-1A, filed on December 30, 2014).

(13)(ppp)	Expense Limitation Agreement For Calamos Phineus Long/Short Fund with Calamos Advisors LLC dated March 30, 2016 (incorporated by reference to Exhibit 13(ppp) of this Registration Statement on Form N-14, filed on July 26, 2016).

(14)	Consent of Deloitte & Touche LLP (incorporated by reference to Exhibit 14 of this Registration Statement on Form N-14, filed on July 26, 2016).

(15)	Not applicable.

(16)	Power of Attorney (incorporated by reference to Exhibit 16 of this Registration Statement on Form N-14, filed on July 26, 2016).

(17)	Form of Proxy Card (incorporated by reference to Exhibit 17 of this Registration Statement on Form N-14, filed on July 26, 2016).

Item 17. Undertakings

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, and the State of Illinois on the 21st day of October, 2016.

CALAMOS INVESTMENT TRUST

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr. Trustee and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to its Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title		Date

/s/ John P. Calamos, Sr. John P. Calamos, Sr.	Trustee and President (principal executive officer)	) ) )	October 21, 2016
/s/ John E. Neal* John E. Neal	Trustee	) ) )	October 21, 2016
/s/ William R. Rybak* William R. Rybak	Trustee	) ) )	October 21, 2016
/s/ Stephen B. Timbers* Stephen B. Timbers	Trustee	) ) )	October 21, 2016
/s/ David D. Tripple* David D. Tripple	Trustee	) ) )	October 21, 2016
/s/ Virginia G. Breen* Virginia G. Breen	Trustee	) ) )	October 21, 2016
/s/ Theresa A. Hamacher* Theresa A. Hamacher	Trustee	) ) )	October 21, 2016
/s/ Thomas E. Herman Thomas E. Herman	Vice President and Chief Financial Officer	) ) )	October 21, 2016

*	John P. Calamos, Sr. signs this document pursuant to a power of attorney previously filed.

By:	/s/ John P. Calamos, Sr.
John P. Calamos, Sr.
Attorney-in-Fact October 21, 2016

CALAMOS INVESTMENT TRUST

EXHIBIT INDEX

Index No.	Description of Exhibit

(12)	Opinions of Ropes & Gray LLP on tax matters.